LEE MUNDER [LOGO] CAPITAL GROUP

                                 CODE OF ETHICS

GOAL
Lee Munder Capital Group, LLC ("LMCG" or the "Firm") is committed to the highest ethical and professional standards. This Code of Ethics applies to all Employees of LMCG, and governs your personal conduct and your personal investment transactions. The goal of LMCG's Code of Ethics and the Firm's policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of LMCG's clients first, ensure that no client or account is favored over another, and identify and disclose conflicts of interest whenever the possibility arises.

INTRODUCTION
LMCG has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise.

The Firm has the responsibility to supervise Employees and communicate the expectation that Employees are required to comply with this Code of Ethics, existing LMCG policies and procedures and with all applicable state and Federal securities laws.

All Employees need to be familiar with all the processes related to their function and embrace the intent and the spirit conveyed in the LMCG's policies and the corresponding culture of fiduciary obligation and client service.

Employees are encouraged to raise any questions concerning this Code of Ethics or other LMCG policies with the Chief Compliance Officer or a member of the Compliance Office.

DEFINITIONS
"Access Person" includes all Employees of Lee Munder Capital Group, LLC.

"Beneficial Ownership" of a security means having or sharing the power to dispose of or to vote the security. For purposes of this Code, a person is deemed to beneficially own the following securities, among others: (i) Securities held in a person's own name, or that are held for the person's benefit in a nominee, custodial or street name account; (ii) Securities owned by or for a partnership in which the person is a general partner; (iii) Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement; (iv) Securities in a person's individual retirement account; (v) Securities in a person's 401(k) or similar retirement plan; (vi) Securities owned by a trust of which the person is either a trustee or a beneficiary; (vii) Securities owned by a corporation, partnership or other entity which the person controls. This is not a complete list of the forms of ownership that could constitute "Beneficial Ownership" for purposes of this procedure. If you have specific questions, you should ask the Compliance Office.


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"Covered Security" means any Security (as defined below) other than: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (iv) other shares issued by registered open-end investment companies (mutual funds) EXCEPT THOSE MUTUAL FUNDS FOR WHICH LMCG OR AN AFFILIATE ACTS AS THE INVESTMENT ADVISER OR SUB-ADVISER OR PRINCIPAL UNDERWRITER; (v) shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds; (vi) Exchange Traded Funds ("ETFs");
(vii) closed end funds; (viii) collective trust funds.

 "Employee" includes individuals who work for LMCG on an ongoing basis either full-time or part-time and some contractors providing long-term (greater than three consecutive months) service to the Firm. The CCO will be responsible for determining if a long-term contractor should be covered by this Code based on the degree of supervision and control and access to investment information.

"Family Member" means an officer's or Employee's "significant other," spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the officer or Employee, or (iii) whose investments are controlled by the officer or Employee. The term also includes any unrelated individual whose investments are controlled by and to whose financial support the officer or Employee materially contributes.

"Investment Person" means (i) any executive officer of the Firm; (ii) personnel employed by the Firm who make investment decisions for clients (portfolio manager), who provide information or advise to the portfolio manager (analyst), who help execute and implement the portfolio manager's decision (traders), or any other individual who has knowledge regarding client trades in advance of execution (junior analyst, client services, compliance).

"Security" includes all stock, debt obligations and other instruments in which client funds may be invested, including any warrant or option to acquire or sell a security and financial futures contracts.

CONFIDENTIALITY
LMCG will keep all information about Clients (including potential and former clients) in the strictest confidence, in compliance with the Firm's Privacy Notice and Privacy Policy.

No Employee of LMCG shall discuss in person or by telephone any information relating to the voting or investment of any account of LMCG in the presence, or within the hearing, of any employee, officer or director of Convergent Capital Management ("CCM"), including those serving as an outside director of LMCG. If such information is discussed with, or in the presence of, a CCM-related person serving as an Outside Director, that person is prohibited from communicating that information to any other CCM employee, officer or director.


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Notwithstanding the preceding statements, employees, officers or directors of
CCM and Employees of LMCG may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of LMCG.

POLITICAL AND CHARITABLE CONTRIBUTIONS
LMCG prohibits Employees from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. No Employee may engage in any charitable, civic or trade association activity which could interfere with the Employee's obligation to LMCG or specific requirements of LMCG clients.

No Employee may make or authorize any contribution by LMCG or expenditure by LMCG for or on behalf of any political party, organization, committee, candidate, or public official or in connection with any political caucus, convention or election. Under federal and many state laws, prohibited corporate contributions and expenditures include the donation of company funds, the use of corporate facilities, including office space, and duplicating, telephone or word processing equipment, and the donation of the services of corporate Employees to the campaign committee of a candidate.

SERVICE WITH OTHER ORGANIZATIONS
LMCG discourages Employees from engaging in outside business or investment activities that may interfere with their duties within the Firm.

Each Employee must report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private.

No Employee may accept employment or provide any service to any third party, unless an Employee has first obtained the written consent of the Chief Compliance Officer (CCO). Authorization shall be made in writing and maintained in the Employee's personnel file.

FIDUCIARY APPOINTMENTS
Employees need to receive approval from the Chief Compliance Officer before accepting an executorship, trusteeship, or power of attorney, other than as a result of a family or personal relationship and not as a result of employment with LMCG.

RECOMMENDATIONS MAY BE CONTINGENT UPON DISCLOSURE
Investment Persons are prohibited from recommending, implementing or considering any security transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the CCO.

SOLICITATION OF GIFTS OR ENTERTAINMENT
Employees shall not solicit gifts or entertainment of any value for themselves or the firm.


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RECEIPT OF GIFTS: From time to time, outside service providers or vendors may offer Employees gifts or other tokens intended to show appreciation or further the relationship of the vendor with LMCG. Gifts in excess of $100 per year may not be accepted, and in no event may an Employee accept a cash gift.

GIFT LOG: Compliance maintains a Gift Log of all gifts received by Employees in the amount of $50 or more. It is the responsibility of an Employee to bring information regarding gifts to the attention of Compliance Office for proper documenting.

ENTERTAINMENT: Employees may accept, under limited circumstances, opportunities to attend events (sporting, theater, dinner) offered by vendors. These opportunities should only be accepted in the event that the vendor is also attending the event and the event is designed to improve the business relationship. Employees should review with their manager attendance at these events. Frequent attendance of events with the same vendor should be avoided.

This policy is not intended to discourage the necessary occasions where a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for more detailed discussions or promote relationships. However, Employees should be mindful of the number of events, the amount of time attending such events and the level of extravagance associated with the events.

MISUSE OR MISREPRESENTATION OF CORPORATE POSITION
No Employee may use his or her position with LMCG to further any personal interests.

No Employee may use company facilities, equipment or material other than for corporate business.

No Employee may use his or her corporate position in any manner that would lead someone outside LMCG to believe that an Employee is acting within the scope of his or her corporate duties or on behalf of LMCG when he or she is not.

TRAINING & CERTIFICATION

Each newly hired Employee will receive a copy of this Code of Ethics upon commencement of employment with LMCG, and will be required to acknowledge receipt of these procedures. An Employee is required to submit to Compliance Office, within ten (10) days from commencement of employment, a list of personal holdings and accounts which is no older than forty-five (45) days.

At least annually the Compliance Office shall conduct a training session, which all employees are required to attend, to review the requirements of these policies and procedures.

Certifications will be obtained as part of the initial and annual training process. Every Employee must certify on an annual basis that he or she has: (i) complied with these policies and procedures; (ii) received, read and understood them; and (iii) disclosed, pre-cleared, and reported all transactions in securities consistent with the requirements of these policies and procedures.


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From time to time the CCO will be required to report to the Board of Members regarding the Code of Ethics or other compliance matters. Records and certifications are maintained by LMCG Compliance Department.

OTHER CODES OF ETHICS AND STANDARDS OF PRACTICE
At LMCG, some of the Employees have earned and others are candidates for the Chartered Financial Analyst designation ("CFA(R)") and are subject to the CFA(R) Institute Code of Ethics and Standards of Professional Conduct contained in the CFA(R) Institute Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Office.

Certain Employees may also be registered representatives of affiliated broker-dealers and will be covered by the broker-dealer's Code of Ethics and policies. Mutual Funds, Wrap Fee programs or other financial firms doing business with LMCG may require compliance with additional rules. In the event of a conflict between LMCG's policies and another entity's rules, the more restrictive policy should apply.

CODE OF ETHICS ENFORCEMENT
Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Office may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained by Compliance Department.

If any Employee becomes aware of a violation of the Code of Ethics, whether by him/her or by another person, the violation must be reported to the Chief Compliance Officer promptly. You may report violations or suspected violations without fear of retaliation. LMCG does not permit retaliation of any kind against Employees for good faith reports of potentially illegal or unethical behavior.

A record shall be maintained of all violations or suspected violations reported to the Chief Compliance Officer, and any other violations of which the Compliance Office becomes aware, and of the results of the investigation and/or resolution of such violation. Such record may, but need not, include the name of the person reporting the violation.

Employees are advised that the Code's procedures (including Insider Trading and Employee Personal Trading procedures) will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA(R) Institute or the appropriate regulatory authority. Copies of all reports filed, records of violations and any records of sanctions imposed will be maintained in a compliance file.

The Chief Compliance Officer shall have primary responsibility for enforcing the Code of Ethics and will consult with the Chief Executive Officer when appropriate.


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                      INSIDER TRADING POLICY AND PROCEDURES

POLICY: Under the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), LMCG must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. These procedures are designed to prevent the misuse of material, nonpublic information by the Firm and its Employees and directors. Failure to institute such policies and procedures could result in very substantial liability. Assuming "inside" information were actually misused, the Firm, the individuals involved, and Firm officers and directors, could face potentially substantial regulatory, civil and criminal sanctions, including mandated jail sentences, a fine of not less than $1,000,000 for each violation, potential loss of license as an investment adviser and possible liability under the Racketeer Influenced and Corrupt Organizations Act.

AS AN INDIRECT SUBSIDIARY OF CITY NATIONAL CORPORATION, SPECIAL CARE SHOULD BE TAKEN TO ENSURE THAT INFORMATION YOU ARE AWARE OF ABOUT THE FIRM AND/OR CITY NATIONAL CORPORATION NOT BE UTILIZED IN VIOLATION OF THIS POLICY OR PROCEDURES.

BACKGROUND: On a day-to-day basis, you may come into possession of information that has not yet been released to the public about companies with which the Firm does business or has other dealings. Depending on the significance of the information and the circumstances under which you receive it, the information may be considered "inside information" under United States securities laws. Rule 10b-5, promulgated by the Securities and Exchange Commission ("SEC") pursuant to its rule-making authority under the Securities Exchange Act of 1934, makes it unlawful for any person in connection with the purchase or sale of any registered or unregistered security:

      (1)   to employ any device, scheme, or artifice to defraud,

      (2) to make any untrue statement of material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or

      (3) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security.

From its inception, courts have held that the misuse of "inside" information constitutes fraud under Rule 10b-5.(1) The misuse of "inside" information includes purchasing or selling securities on the basis of such information for the account of the Firm, yourself, a Family Member, customers, clients, or anyone else.

Misuse also includes "tipping" such information to anyone or using it as a basis for recommending the purchase or sale of a security. Courts have further found that the misappropriation of confidential information from an employer in connection with the purchase or sale of securities, contrary to an Employee's duty to the employer, constitutes fraud within the meaning of Rule 10b-5.


----------
(1) To supplement Rule 10b-5, in 1980 the SEC also adopted Rule 14e-3, which specifically prohibits trading on or communicating "inside" information about proposed tender offers.


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Additionally, under Regulation FD, public companies have had significant constraints imposed on their dealings with investors and analysts in order to eliminate the potential for disclosure of "inside" information and to provide greater transparency and level of the playfield.

INSIDE INFORMATION: The term "inside" information generally includes "MATERIAL" information which is "NON-PUBLIC" and has been provided ON A CONFIDENTIAL BASIS or IN BREACH OF A FIDUCIARY DUTY. In light of the severe sanctions for misuse of inside information (including disciplinary actions for violating the Adviser's policy prohibiting such activities), you should strictly adhere to the following guidelines:

Assume that ALL information you learn about a company is "inside information" and is non-public unless you know or have reasonable basis to believe that the information has been publicly disseminated. Examples of cases where you would have such reasonable basis would include information obtained at conferences, information during open meetings or investor conference calls, or updates to previously public information.

Once material, non-public information has been released to the investing public, it loses its status as "inside" information. However, for "non-public" information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

For Rule 10b-5 purposes, an insider is any person who, by reason of his fiduciary or commercial relationship to an issuer of securities (including CYN), has access to material, non public information. As an insider, the Firm has a fiduciary obligation not to breach the trust of the party that has communicated the "inside" information by misusing that information, including information about CYN, of which the Firm is aware.

It is possible that events at the Firm could be deemed under certain circumstances to be "material" with respect to the Company's indirect parent, City National Corporation ("CYN"). You should consult with the Compliance Office if you believe an issue at the Firm could be material to CYN, or if, in the course of your duties at the Firm, you learn something material about CYN.

Due to the nature of our business, we must be especially wary of "inside" information disclosed in breach of a corporate insider's fiduciary duty. Even where there is no expectation of confidentiality, the Firm personnel may become "insiders" upon receiving material, non-public information in circumstances where they know, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Firm personnel may, depending on the circumstances, also become "insiders" or "tippees" when they obtain apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

Given the potentially severe regulatory, civil and criminal sanctions to which the Firm and its personnel could be subject, any director or Employee uncertain as to whether the information he or she possesses is "inside" information should immediately contact the Compliance Office. Pending a final determination by the Compliance Office, the information must be treated as "inside" information which cannot be otherwise communicated or misused.


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PROCEDURES TO FOLLOW:

o An Employee must contact the Compliance Office if he or she becomes aware of material, non-public information.

o An Employee must contact the Compliance Office if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

o Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related "derivative" securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for an account of the company, any affiliate, any company or affiliate customer or client, or any third party.

o Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related "derivative" securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for your personal account, or for any account over which you have a direct or indirect beneficial interest (including an account held by or for any family member), or for any other account over which you have discretionary investment authority or power or attorney.

o Do not engage in "tipping" or solicit or recommend, whether formally, informally, orally or in writing, the purchase of sale of any security based on "inside" information relevant to that security.

o Do not discuss "inside" information with ANYONE who does not have a "need to know" the information; this includes discussing such information with other Employees unless they have a "need to know," with family members; and also discussing such information via cell phones, in elevators, hallways or other places where you may be overheard by others who do not have a "need to know."

o All information held by the Firm in connection with the purchase or sale of securities must be kept confidential.

The Compliance Office will periodically review Employee trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Firm's advisory accounts and securities listed on "restricted" lists).

INFORMATION BLOCKING DEVICES ("CHINESE WALL"): When one or more Firm Employees receive material, nonpublic information about a company while serving in any other capacity which, in the opinion of the Compliance Office, necessitates information blocking devices (also called "Chinese Walls"), no Employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the "Inside Employees" and other Employees and departments are in place.


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Information blocking devices shall prohibit:

      o The "Inside Employee(s)" from discussing the material, nonpublic information with other Employees unless they are also "Inside Employees";

      o The "Inside Employee(s)" from trading, or recommending the trading, of securities issued by the company which is the subject of the material, non-public information; and

      o Access by non-"Inside Employees" to any files, including computer files, containing the material, nonpublic information. Physical and electronic systems must be put in place to prevent such access.

THE FIRM AND AFFILIATE INFORMATION FLOW: The Firm does not conduct joint operations and does not share investment information with any of its affiliated investment advisers and does not provide investment advice that is formulated, in whole or in part, by such affiliated investment advisers. However, you may be aware of information about the Firm that could impact CYN. Before disclosing that information to any third party, please consult with the Compliance Department.

RESTRICTED LISTS: The Compliance Office will place certain securities on a "restricted list." Securities issued by companies about which an Employee or a limited number of persons possess material, non-public information should be placed on the restricted list.

Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list. The Compliance Office maintains the restricted lists, and ensures that all client and personal transactions are reviewed against the restricted list. The stock of the Firm's indirect parent, City National Corporation ("CYN") is placed on the restricted list.


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                 EMPLOYEE PERSONAL TRADING POLICY AND PROCEDURES

POLICY: LMCG recognizes that Employee trading for personal accounts represents an inherent conflict of interest that requires supervision. Therefore LMCG, as part of its enforcement of its obligations of fiduciary duty to clients as emphasized in the LMCG Code of Ethics, shall develop procedures to ensure Employee's personal trading for their personal accounts does not conflict with those of LMCG clients.

PROCEDURES: LMCG Employees may trade for their personal accounts, but must do so in conformance with these procedures as a condition of continued employment.

All Employees need to be aware of and familiar with these procedures. Certain Employees by the nature of their positions and access to certain information have additional constraints and corresponding requirements that they need to keep in mind in the event that they want to trade for their, or a Family Member's personal account. These procedures identify processes that need to be followed for all Access Persons and Investment Persons, as well as their Family Members. A list of Access Persons and Investment Persons, and the products with which each Investment Person is involved, is maintained by the Compliance Department, and is updated at least annually.

ALL EMPLOYEES: PRE-CLEARANCE

LMCG requires that all permitted personal trades for Employees and their Family Members be pre-cleared. This requirement for pre-clearance approval applies to all transactions in Covered Securities, except for (i) purchases or sales that are non-volitional on the part of the Employee (e.g., purchases made pursuant to an automatic dividend reinvestment plan); (ii) purchases implemented upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; (iii) trades in unaffiliated funds in mutual-fund only 401K, 403B and 529 Plans; (iv) accounts placed with an outside adviser where such adviser has full and sole discretion as to the timing and nature of securities transactions in those accounts. Such accounts shall not be afforded special treatment in the placement of securities transactions by the outside investment adviser.

The Compliance Office may pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any client. The Compliance Office shall prepare and maintain appropriate documentation for the pre-clearance of personal trades by Employees. A request for pre-clearance should be submitted to the Compliance Office, containing the following information (exhibit A):

o     The Employee's name and name of the individual trading, if different;

o Name of security or derivative and ticker symbol of security, of publicly traded;

o     CUSIP number, if publicly traded;

o     Type of transaction (sale or purchase)


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o     If a private placement (including 144As), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the Employee does business on a regular basis

      Requests for Private Placements must be submitted to the Chief Compliance Officer for a written consent. CCO will consider whether investment opportunity should be reserved for clients or whether the opportunity is being offered to the Employee by virtue of their position with the Firm. Subsequent consideration for investing in any private placement issuer held by an Employee will be subject to review and written approval by the CCO.

o     The date of the request

o     The type of security.

Please note that the approval is effective only for the date granted.

ALL EMPLOYEES AND FAMILY MEMBERS: PROHIBITED TRANSACTIONS

o If LMCG is trading in a security for a client portfolio at the same time an Employee proposes to trade the same security, pre-clearance will be denied.

o No Employee may trade shares of CITY NATIONAL CORPORATION ("CYN"), or any other security which appears on LMCG Restricted List.

o     No Employee may acquire a security in an initial public offering (IPO).

o No Employee may profit from short-term trading. Employees may not purchase Covered Securities followed by the sale of the same security within SIXTY
      (60) DAYS after the purchase. Employees may not sell a Covered Security followed by the purchase of the same security within sixty (60) days after the sale. Employees may sell, AT A LOSS, any security held for less than sixty (60) days without such sale being considered a violation of this policy.

o No Employee may make any decision to buy or sell any personal investment or enter into any financial or business relationship or participate in any transaction which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Firm.

o No Employee may use his or her position with the Firm for personal profit or gain or for the profit or gain of any family member.

o No Employee may make personal use of confidential or proprietary information acquired as an Employee of LMCG, including using such information to make any decision to buy or sell any securities, real property or other investment or to enter into any financial or business relationship for his or her own account or for the account of any family member.

o No Employee may acquire or dispose of any investment for his or her own account or the account of any Family Member if such investment activity would compete with any current or proposed investment activity of LMCG.


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o     Employees must avoid any action that would cause a relative or other third party to engage in a securities transaction that an Employee would not be able to complete otherwise.

INVESTMENT PERSONS: PROHIBITED TRANSACTIONS

No Investment Person, Family Member, or other third party acting upon the advice or instruction of such Investment Personnel, may:

o Take positions inconsistent with clients' positions in the same securities.

o Implement or consider any security transaction for a client without having disclosed to the CCO any material beneficial ownership, business or personal relationship or any other material interest in the issuer or its affiliates.

o Short a position where the position held long by any accounts managed by the Firm is less liquid and the firms' aggregated position is material (stock appears on the "No Short List").

In addition, Investment Persons are reminded of the importance of not "front-running" a trade or trading in close proximity (before or after) to a known or expected trade in an LMCG product, other than trades due to client rebalancing or cash flows (a "Product Trade"). A BLACK-OUT PERIOD applies to all Investment Persons for the securities where they have actual or presumed knowledge of Product Trades.

Investment Persons will be presumed to have knowledge of Product Trades for the products they are involved with for seven (7) days prior to the Product Trade being given to the trading desk. In addition, all Investment Persons will be subject to a black-out period on the day(s) when a Product Trade is being worked by the trading desk and for seven (7) days thereafter. Notwithstanding the preceding sentence, pre-clearance will be granted to Investment Persons to trade large cap stocks (at or above the minimum cap size for inclusion in the Russell
1000) beginning on the day following the completion of a Product Trade in that stock.

GENERAL EXEMPTION: The Compliance Office may exempt a transaction from the requirements of any portion of these procedures after consideration of all of the facts and circumstances of the transaction. Such consideration shall be documented in writing and filed with the appropriate quarterly transaction reports.

REPORTING

Each Employee shall report all holdings in Securities other than money market funds in which such Employee has acquired any direct or indirect Beneficial Ownership within ten (10) days from commencement of employment with the Firm, and annually thereafter. Such report must consist of a list of all personal holdings of an Employee and Family Members, including private placements, which is no older than forty-five (45) days.

Each Employee shall report all transactions in Securities other than money market funds of which such Employee has acquired any direct or indirect Beneficial Ownership. Such reports shall be filed with the Compliance Office within thirty (30) days after the end of each calendar quarter, and must contain the following information (exhibit B):


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o     The Employee's name and name of the individual trading, if different;

o     Name of Security and ticker symbol of Security, of publicly traded;

o     CUSIP number, if publicly traded;

o     Type of transaction (sale or purchase)

o If a private placement (including 144As), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the Employee does business on a regular basis

o     The date of the transaction.

o     The type of security.

Every Employee must arrange with a broker-dealer or other financial institution to provide the Compliance Office with a duplicate copy of quarterly account statements issued. Every Employee who opens an account at a broker-dealer or other financial institution shall: (i) immediately notify the Compliance Office of the opening of such account; (ii) direct each existing or new broker-dealer or other financial institution to provide the Compliance Office with a duplicate copy of quarterly account statements issued. Even if the broker account only holds non-Covered Securities, i.e., unaffiliated mutual funds, arrangements need to be made with the broker to provide copies of the statements to the compliance office on the quarterly basis.

The following exemptions to the reporting requirements apply:

THE FIRM MANAGES THE EMPLOYEE ASSETS: The requirements relating to pre-clearance, holding periods and blackout periods shall not apply to accounts of Employees that are managed by the Firm in a manner and style consistent with all other similarly situated accounts.

OTHER PLANS: 401K, 403B and 529 Plans are exempted from pre-clearance, holding periods and blackout periods as long as they hold unaffiliated mutual funds only and do not hold individual securities.

MONITORING PERSONAL SECURITIES TRANSACTIONS

ASSESSMENT OF WHETHER EMPLOYEES ARE FOLLOWING INTERNAL PROCEDURES: Compliance will review all personal trade pre-clearance requests to determine whether securities are held in LMCG client accounts. Compliance will review the requests for pre-clearance to determine if securities to be pre-cleared are being traded on the desk and to ensure the blackout period is enforced. On a quarterly basis, compliance will collect Employee Personal Trading reports and brokerage statements, and review all documents for compliance with LMCG Code of Ethics.


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

RESTRICTED LISTS COMPARED TO PERSONAL ACCOUNTS: Compliance will compare all personal trade pre-clearance requests to any restricted security list including securities restricted due to liquidity constraints.

SPECIAL CASES

INCUBATOR/PILOT PRODUCTS: Funds or Accounts may be set up to test investment product ideas that portfolio managers might have. Certain principals in the firm may invest in some form of a fund to provide capital to facilitate the testing. The manager responsible for the proposed product will ensure product definition is documented. Product definition will include benchmark, securities, market cap exposure, credit quality, etc. The product must be approved by the COO, CIO and CCO.

Pre-Clearance, Black-out periods and Short-term trading prohibitions will not apply. IPOs will be restricted by compliance for these funds. Account statements may be pulled quarterly by compliance, and trading activity analyzed and reviewed against product definition, as necessary.

RECORDS

The following records shall be maintained by the Firm as required by the Investment Advisers Act:

o     A copy of the Code of Ethics and associated policies and procedures;

o Records of any violation of these procedures and actions taken by the Firm in response to such violation;

o Copies of Employee reports and broker-dealer confirmations and account statements;

o Records of all written acknowledgements of receipt from the Employees for the policies and procedures which require annual review.

o     Lists of Access and Investment Persons.

o Records of any decision supporting approval of private placement purchases, including list of private placements owned by Employees.

o Records of any decision supporting any waivers granted in accordance with the policies and procedures.


Adopted: 7/21/2009

Exhibit A


PRE-CLEARANCE FORM

TO: COMPLIANCE REVIEWER

FROM:________________

DATE:________________

Please pre-clear the following securities to be traded in the accounts indicated. I have read the LMCG Personal Trading Policy and Procedures For Investment Persons only: I understand that if there are any Product Trades on the desk within 7 days of my transaction the trade may need to be reversed.

--------------------------------------------------------------------------------
B/S   Type of    Name of Security          Cusip/  Amount  Account    Trading/
      Security                             ticker                     Compliance
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


COMPLIANCE: ______________________   DATE/TIME: __________________

TRADING:    ______________________   DATE/TIME: __________________


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

EXHIBIT B

QUARTERLY REPORT FOR PERIOD ENDING _________________________


THIS FORM MUST BE RETURNED TO THE COMPLIANCE OFFICER NO LATER THAN THE 30TH DAY OF THE MONTH FOLLOWING THE QUARTER END NOTED ABOVE.

Dear Sir/Madam:

         As required by Rule 204-2(a)(12) of the Investment Advisers Act of 1940, I submit the following information concerning transactions during the most recent calendar quarter in Securities (other than money market funds) in which I have or had direct or indirect beneficial ownership.

----------------------------------------------------------------------------------------------------------
Date of           Nature of          Type of     Title of     Number        Price/   Principal     Broker/
Transaction       Transaction        Security    Security/    Of shares     Share    Amount *      Dealer
                  (Purchase,                     CUSIP #                                           Bank
                  Sale, Gift, etc)
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

* Principal amount equals the amount paid or received excluding any commissions.

NOTE: Brokerage statements reflecting transactions may be attached as an alternative to listing above.

By signing this form, you are indicating that you have complied with the Firm's Code of Ethics with respect to these transactions and that all transactions required to be reported are listed above or attached.




Date: ________________________      Signed: ___________________________________


                                    Print Name: __________________________


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